Exhibit 99.1

         IGATE REPORTS REVENUE GROWTH OF 9% IN THE FIRST QUARTER OF 2005
                          OVER SAME QUARTER A YEAR AGO

  - Offshore subsidiary adds 11 new clients, including 5 Fortune 1000 firms and improves its offshore-onsite ratio -

    PITTSBURGH, May 10 /PRNewswire-FirstCall/ -- iGATE Corporation (Nasdaq:
IGTE), a global provider of IT and BPO services, today announced its financial results for the first quarter ending March 31, 2005. Consolidated revenues for this quarter were $69.6 million, an 8.6% increase from $64.1 million reported in the same quarter a year ago and a 2.2% sequential increase from $68.1 million in the fourth quarter of 2004. The sequential increase was primarily driven by revenue growth at iGATE Global Solutions, the Company's Indian offshore subsidiary.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO)
    This quarter's loss from operations was breakeven compared with a loss from operations of ($2.2) million in the first quarter of 2004 and a loss from operations of ($8.1) million in the prior quarter. The improved result this quarter was driven by lower SG&A expenses which represented 24.8% of revenues in the quarter, compared with 30.1% in the first quarter of 2004.

    Net income for the first quarter of 2005 was $0.03 per share or $1.3 million. This quarter's results included a net tax benefit of $1.9 million primarily related to the reversal of certain prior year tax accruals. The reversal was triggered by a recent favorable IRS tax audit of iGATE for the years 1999, 2000 and 2001. This quarter's net income compares with a net loss of ($1.8) million or ($0.03) per share reported in the first quarter of 2004.

    Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation said: "Our offshore subsidiary, iGATE Global Solutions (iGS), continues to make progress. Although lower offshore bill rates negatively impacted gross margin, this was offset by a decrease in SG&A expenses which led to positive operating income for the quarter. iGATE's Professional Services business continued to deliver steady profitability above industry average, with income from operations representing 8.1% of revenues this quarter compared with 7% in the same quarter a year ago. Both businesses are expected to contribute to iGATE's profitability in 2005."

    Ashok Trivedi, President and co-founder of iGATE Corporation, commented:
"iGS's revenue ramp-up and acquisition of new Fortune 1000 clients continue to be our priority. We are confident iGS has the expertise and infrastructure in place to meet and exceed its clients' needs and believe Phaneesh Murthy, CEO of iGATE Global Solutions Ltd., and his team are on track to take iGS to the next level."

    Offshore Outsourcing Services

    Highlights at iGS for the first quarter of 2005 include:

    -- Operating results improved to $0.2 million compared with a loss from operations of ($1.5) million in the first quarter of 2004. This improvement was primarily driven by more effective management of SG&A expenses.

    -- Eleven new clients were added in the quarter, including 5 Fortune 1000 customers.

    -- Offshore volume grew by 29.7% over the corresponding quarter last year.

    -- Onsite volume declined due to the ongoing rationalization of non-strategic relationships.

    -- Offshore / onsite volume ratio improved to 66% / 34% from 52% / 48% in last year's first quarter, the highest level ever achieved.

    -- Offshore contribution to revenues increased to 35.1% of IT services revenues compared with 29.7% in the first quarter of 2004.

    -- GE revenue concentration declined to 38.3% from 44% in the first quarter of 2004, as the transition towards a more offshore-centric model continued.

    -- Number of billable employees increased by 255 to 3,556 in the quarter.

    Commenting on the progress of iGS, Phaneesh Murthy, CEO of iGATE Global Solutions, said: "2004 was a year of consolidation and we had mixed outcomes. We did well on building our internal capabilities, brought offshore / onsite ratios to industry standards and improved margins. Our challenge through 2005 will be to add customers that can help us scale our business in the new integrated technology and operations model."

    Professional Services

    -- Revenues in the first quarter 2005 increased 26.3% to $36.5 million from $28.9 million in the first quarter of 2004.

    -- Income from operations increased to $2.9 million in the first quarter of 2005 from $2.0 million in the first quarter of 2004, despite a year-over-year decline in gross margin.

    "During the first quarter 2005, the Business Intelligence (BI) practice we launched in 2004 made progress. The practice is now headed by an industry veteran with over 15 years of BI experience, whose expertise contributes to the practice's strong growth and helps us expand the scope of high value BI services we can provide to our clients. While this practice represents a niche market for iPS, we expect it to grow to a more meaningful size over the next 18 months," said Steve Shangold, President of iGATE Mastech Inc.

    Looking ahead to Q2 2005, Sunil Wadhwani added, "We expect revenues to be flat with Q1-05 as iGS gradually builds momentum in its sales pipeline and converts it into revenues over the next few quarters. As a result of this, as well as an increase in wages and salaries in India effective April 1, 2005, we anticipate our second quarter net loss to be breakeven or close to it."

    iGATE will host its first quarter earnings conference call at 10:00 am ET, on Tuesday, May 10, 2005. The call will be webcast at http://www.igatecorp.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.

    A replay of the call will be available beginning at approximately 11:00 a.m. May 10, 2005 through 12:00 midnight, May 17, 2005. Domestic callers can access the replay by dialing 877-660-6853 and entering account code 293 and conference number 147099. International callers can access the replay by dialing 201-612-7415 and entering the same two codes. The webcast will be available for replay though May 17, 2005 on iGATE's corporate website.

    About iGATE Corporation:
    iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

    The company services more than 500 clients across five continents. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at http://www.igatecorp.com.

    Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K (as amended) for the year ended December 31, 2004.

                                iGATE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                                   March 31,    December 31,
                                                     2005           2004
                                                 ------------   ------------
                                                 (unaudited)      (audited)
                  ASSETS
Current assets:
     Cash and cash equivalents                   $     21,688   $     28,201
     Short term investments                            32,332         35,863
     Accounts receivable, net                          63,480         61,363
     Prepaid and other current assets                   5,878          6,985
     Prepaid income taxes                               1,153            435
     Deferred income taxes                              2,858          2,304
           Total current assets                       127,389        135,151

Investments in unconsolidated affiliates                3,938          3,951
Land, building, equipment and
 leasehold improvements, net                           29,443         25,814
Goodwill                                                9,283          9,398
Intangible assets, net                                  5,319          5,918

           Total  assets                         $    175,372   $    180,232
   LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current liabilities:
     Accounts payable                            $      9,891   $      8,636
     Accrued payroll and related costs                 14,071         16,662
     Accrued income taxes                                   -          2,019
     Other accrued liabilities                          7,725          9,555
     Restructuring reserve                              2,933          3,692
     Deferred revenue                                     510            653
     Current liabilities of
      discontinued operations                              87             88
           Total current liabilities                   35,217         41,305

     Restructuring reserve                              3,517          3,777
     Other long term liabilities                          520            564
     Deferred income taxes                              9,399          9,520
           Total liabilities                           48,653         55,166

     Minority interest                                 13,574         13,366

Shareholders' equity:
     Common Stock, par value $0.01
      per share                                           535            535
     Additional paid-in capital                       161,510        161,345
     Retained deficit                                 (35,366)       (36,710)
     Deferred compensation                             (1,731)        (1,934)
     Common stock in treasury, at cost                (14,714)       (14,714)
     Accumulated other comprehensive
      income                                            2,911          3,178
          Total shareholders' equity                  113,145        111,700
           Total liabilities and
            shareholders' equity                 $    175,372   $    180,232
                                 iGATE Corporation
                         Consolidated Statements of Income
                   (dollars in thousands, except per share data)
                                    (unaudited)

                                                      Three Months Ended
                                                 ---------------------------
                                                   March 31,      March 31,
                                                     2005           2004
                                                 ------------   ------------
Revenues                                         $     69,601   $     64,063

Cost of revenues                                       52,404         47,026

Gross margin                                           17,197         17,037

Selling, general and administrative                    17,229         19,280

Loss from operations                                      (32)        (2,243)

Other (expense) income, net                              (286)           756

Minority interest                                         (84)           (23)

Equity in losses of affiliated companies                 (117)          (100)

Loss before income taxes                                 (519)        (1,610)

Income tax (benefit) expense                           (1,863)           312
Income (loss) from continuing operations                1,344         (1,922)
Income from discontinued
 operations, net of income taxes                            -            170
Net income (loss)                                $      1,344   $     (1,752)

Net earnings (loss) per common share, Basic:
Earnings (loss) from continuing operations       $       0.03   $      (0.04)
Earnings from discontinued operations                       -           0.01
Net earnings (loss) - Basic                      $       0.03   $      (0.03)

Net earnings (loss) per common share, Diluted:
Earnings (loss) from continuing operations       $       0.03   $      (0.04)
Earnings from discontinued operations                       -           0.01
Net earnings (loss) - Diluted                    $       0.03   $      (0.03)

Weighted average common shares
 outstanding, Basic                                    52,479         52,226
Weighted average dilutive common
 equivalent shares outstanding                         52,723         52,226

                                                      iGATE
Three Months Ended                    iGATE       Professional      iGATE
March 31, 2005                      Solutions       Services      Corporate        Total
-----------------------------      ------------   ------------   ------------   ------------
External revenues                  $     32,711   $     36,457   $        433   $     69,601
Cost of revenues                         23,193         28,957            254         52,404
Gross margin                              9,518          7,500            179         17,197
Selling, general
 and administrative                       9,277          4,551          3,401         17,229
Income (loss) from operations      $        241   $      2,949         (3,222)           (32)
Other expense, net                                                       (286)          (286)
Minority interest                                                         (84)           (84)
Equity in losses of
 affiliated companies                                                    (117)          (117)
Loss before income taxes                                         $     (3,709)  $       (519)

SOURCE  iGATE Corporation
    -0-                             05/10/2005
    /CONTACT: Laureen Laby, Investor Relations, +1-412-787-9230, or llaby@igate.com/
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                AP Archive:  http://photoarchive.ap.org
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    /Web site:  http://www.igatecorp.com